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                                                           EXHIBIT 5

                          O'SULLIVAN GRAEV & KARABELL
                             30 Rockefeller Plaza
                           New York, New York  10112


                                                   May 23, 1994



          Lotus Development Corporation
          55 Cambridge Parkway
          Cambridge, Massachusetts  02142

                            Lotus Development Corporation
                       Shares of Common Stock, $.01 Par Value
                       --------------------------------------


          Dear Sirs:


                    We have acted as counsel to Lotus Development Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 1,423,734 shares (the "Shares") of Common Stock, $.01 par value, of the Company for sale by certain Selling Shareholders named in the Registration Statement on Form S-3 relating to the Shares (the "Selling Shareholders"). The Shares will be issued to the Selling Shareholders by the Company pursuant to the Agreement and Plan of Reorganization dated as of May 23, 1994 (the "Merger Agreement"), among the Company, LDC VIII Acquisition Corporation, a wholly-owned subsidiary of the Company, certain Selling Shareholders and Iris Associates, Inc., a Delaware corporation ("Iris"), in exchange for shares of common stock of Iris held of record by the Selling Shareholders immediately prior to the closing thereunder.


                    In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted
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          to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

                    Based upon the foregoing, we are of the opinion as follows:

                    1. The Company is a validly existing corporation in good standing under the laws of the State of Delaware.

                    2. The issuance of the Shares by the Company to the Selling Shareholders pursuant to the Merger Agreement has been duly authorized by all requisite corporate action on behalf of the Company, and when issued and delivered by the Company to the Selling Shareholders pursuant to the Merger Agreement, against delivery of the shares of Iris common stock to be surrendered in exchange therefor, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

                    We are admitted to the Bar of the State of New York and we express no opinion as to laws of any other jurisdiction other than the Delaware General Corporation Law.

                    We hereby consent to the inclusion of this opinion as
          Exhibit 5 to the Registration Statement on Form S-3 being filed with respect to the Shares by the Company.

                                        Very truly yours,


                                        /s/ O'Sullivan Graev & Karabell